News Release
FOR IMMEDIATE RELEASE
TEREX ANNOUNCES FIRST QUARTER 2015 RESULTS

WESTPORT, CT, April 29, 2015 -- Terex Corporation (NYSE: TEX) today announced a loss from continuing operations of $2.1 million, or $0.02 per share for the first quarter of 2015, as compared to income from continuing operations of $32.6 million, or $0.28 per share for the first quarter of 2014. The effective tax rate for the first quarter of 2015 was 114.9% as compared to an effective tax rate of 26.7% for the first quarter of 2014. Net sales were $1,495.6 million in the first quarter of 2015, a decrease of $159.0 million when compared with the $1,654.6 million in the first quarter of 2014. Net sales were essentially flat on a currency neutral basis. Income from operations was $44.2 million in the first quarter of 2015, a decrease of $30.8 million when compared to income from operations of $75.0 million in the first quarter of 2014.

“Operationally the first quarter was generally in-line with our expectations in most of our businesses, and we are encouraged by our order and backlog trends. However, our overall results were weighed down by lower margins in our AWP segment and an unusually high tax rate,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “Labor issues at the West Coast ports, severe weather conditions in some regions in the U.S. and uncertainty surrounding oil and gas caused our AWP segment to have a slow start to the year. Currency exchange rates, an unfavorable product mix of fewer booms and more telehandlers, and higher factory production rates in the prior year first quarter, also negatively impacted the year over year margin comparison. Importantly, our AWP segment exited the first quarter with a meaningfully higher operating margin run rate than its overall margins for the quarter. This, coupled with a strong backlog gives us confidence that AWP will return to more normalized operating margins in the second quarter.”

Mr. DeFeo continued, “Performance across our remaining business segments was consistent with our expectations. Our Materials Processing business had a reasonable start to the year in what is traditionally a seasonally softer quarter for sales in this segment. While both the MHPS and Construction segments had an operating loss in the quarter, we continue to anticipate improving operating results from these businesses for the balance of 2015. Our Cranes segment performed generally as planned for the first quarter. The order trends and product mix in backlog for this segment continue to suggest improvements as the year progresses. Although our tax rate was unusually high in the quarter due to the mix of earnings and losses by country, we expect our full year tax rate to be consistent with the guidance we provided in February.”

Outlook: “The Company’s overall outlook for 2015 has not changed,” Mr. DeFeo added. “We expect strong performance from our AWP segment and improvement from our other segments throughout the remainder of 2015. We reiterate our annual outlook for earnings per share of between $2.00 and $2.30, excluding restructuring and other unusual items, on net sales of between $6.2 billion and $6.6 billion.”

Capital Structure: “Capital allocation activities within the quarter proceeded as planned,” commented Kevin Bradley, Terex Senior Vice President and Chief Financial Officer. “During the first quarter we purchased approximately $48 million of stock under a new $200 million share repurchase authorization. We also increased our quarterly dividend as part of our ongoing commitment to enhance shareholder value."

The Company’s liquidity at March 31, 2015 decreased by $238 million compared to December 31, 2014 and totaled approximately $840 million, which was comprised of cash balances of $351 million and borrowing availability under the Company’s revolving credit facilities of $489 million. The decrease in liquidity was primarily the result of investments in TFS assets, the share repurchase program and the seasonal ramp up in production in anticipation of stronger demand in the second quarter.

Return on Invested Capital (ROIC) was 9.8% at March 31, 2015 compared to 8.6% at March 31, 2014.

Taxes: The higher effective tax rate in the first quarter of 2015 was primarily due to the increased impact of losses not benefitted combined with lower profit before tax in the current year period when compared to the three months ended March 31, 2014. The Company still expects the effective tax rate to be between 30% and 32% for 2015.

Backlog: Backlog for orders deliverable during the next twelve months was $2,141 million at March 31, 2015, an increase of 7.0% from December 31, 2014 and a decrease of 9.4% from March 31, 2014. Excluding the impact of foreign exchange rate changes, backlog at March 31, 2015 increased 1.5% from March 31, 2014 primarily driven by our AWP segment.

All results are for continuing operations. All per share amounts are on a fully diluted basis. A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in the text or the Glossary at the end of this press release.

Conference call

The Company has scheduled a one hour conference call to review the financial results on Thursday, April 30, 2015 at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company’s website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company’s website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements
This press release contains forward-looking information regarding future events or the Company’s future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks that arise from operating a multinational business, including compliance with changing regulatory environments, the Foreign Corrupt Practices Act and other similar laws and political instability; a material disruption to one of our significant facilities; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, intellectual property claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations imposed by the United States Securities and Exchange Commission (“SEC”); disruption or breach in our information technology systems; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a lifting and material handling solutions company reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(in millions, except per share data)

	Three Months
	Ended March 31,
	2015	2014
Net sales	$1,495.6	$1,654.6
Cost of goods sold	(1,219.0)	(1,321.2)
Gross profit	276.6	333.4
Selling, general and administrative expenses	(232.4)	(258.4)
Income (loss) from operations	44.2	75.0
Other income (expense)
Interest income	1.0	1.3
Interest expense	(28.2)	(30.4)
Other income (expense) – net	(6.9)	(2.9)
Income (loss) from continuing operations before income taxes	10.1	43.0
(Provision for) benefit from income taxes	(11.6)	(11.5)
Income (loss) from continuing operations	(1.5)	31.5
Income (loss) from discontinued operations – net of tax	—	0.9
Gain (loss) on disposition of discontinued operations- net of tax	3.1	1.5
Net income (loss)	1.6	33.9
Net loss (income) attributable to noncontrolling interest	(0.6)	1.1
Net income (loss) attributable to Terex Corporation	$1.0	$35.0
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$(2.1)	$32.6
Income (loss) from discontinued operations – net of tax	—	0.9
Gain (loss) on disposition of discontinued operations – net of tax	3.1	1.5
Net income (loss) attributable to Terex Corporation	$1.0	$35.0
Basic Earnings (Loss) per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$(0.02)	$0.30
Income (loss) from discontinued operations – net of tax	—	0.01
Gain (loss) on disposition of discontinued operations – net of tax	0.03	0.01
Net income (loss) attributable to Terex Corporation	$0.01	$0.32
Diluted Earnings (Loss) per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$(0.02)	$0.28
Income (loss) from discontinued operations – net of tax	—	0.01
Gain (loss) on disposition of discontinued operations – net of tax	0.03	0.01
Net income (loss) attributable to Terex Corporation	$0.01	$0.30
Weighted average number of shares outstanding in per share calculation
Basic	106.3	110.8
Diluted	106.3	117.3

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	March 31,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$351.3	$478.2
Trade receivables (net of allowance of $26.9 and $30.5 at March 31, 2015 and December 31, 2014, respectively)	1,131.4	1,086.4
Inventories	1,520.7	1,460.9
Prepaid assets	270.5	248.0
Other current assets	85.6	82.7
Total current assets	3,359.5	3,356.2
Non-current assets
Property, plant and equipment – net	647.9	690.3
Goodwill	1,031.5	1,131.0
Intangible assets – net	290.9	325.4
Other assets	404.3	425.1
Total assets	$5,734.1	$5,928.0

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$160.2	$152.5
Trade accounts payable	738.1	736.1
Accrued compensation and benefits	195.8	204.0
Accrued warranties and product liability	67.2	74.2
Customer advances	224.6	197.4
Other current liabilities	307.7	278.9
Total current liabilities	1,693.6	1,643.1
Non-current liabilities
Long-term debt, less current portion	1,712.7	1,636.3
Retirement plans	390.8	432.5
Other non-current liabilities	155.7	177.0
Total liabilities	3,952.8	3,888.9
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 125.3 and 124.6 shares at March 31, 2015 and December 31, 2014, respectively	1.3	1.2
Additional paid-in capital	1,245.4	1,251.5
Retained earnings	1,979.3	1,984.9
Accumulated other comprehensive income (loss)	(629.6)	(429.8)
Less cost of shares of common stock in treasury – 20.9 and 19.2 shares at March 31, 2015 and December 31, 2014, respectively	(848.6)	(801.9)
Total Terex Corporation stockholders’ equity	1,747.8	2,005.9
Noncontrolling interest	33.5	33.2
Total stockholders’ equity	1,781.3	2,039.1
Total liabilities, and stockholders’ equity	$5,734.1	$5,928.0

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Three Months
	Ended March 31,
	2015	2014
Operating Activities
Net income	$1.6	$33.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	32.9	39.1
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(101.4)	61.2
Inventories	(132.7)	(195.5)
Trade accounts payable	49.8	54.8
Customer advances	36.6	46.2
Other, net	2.5	(14.5)
Net cash provided by (used in) operating activities	$(110.7)	$25.2
Investing Activities
Capital expenditures	(26.2)	(19.0)
Other investing activities, net	(24.1)	(6.9)
Net cash (used in) provided by investing activities	(50.3)	(25.9)
Financing Activities
Net cash provided by (used in) financing activities	64.5	(17.4)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(30.4)	0.5
Net Increase (Decrease) in Cash and Cash Equivalents	(126.9)	(17.6)
Cash and Cash Equivalents at Beginning of Period	478.2	408.1
Cash and Cash Equivalents at End of Period	$351.3	$390.5

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	First Quarter
	2015		2014
		% of		% of
		Net Sales		Net Sales
Consolidated
Net sales	$1,495.6		$1,654.6
Gross profit	276.6	18.5%	333.4	20.1%
SG&A	232.4	15.5%	258.4	15.6%
Income from operations	$44.2	3.0%	$75.0	4.5%

AWP
Net sales	$507.2		$584.9
Gross profit	93.1	18.4%	133.1	22.8%
SG&A	49.8	9.8%	50.9	8.7%
Income from operations	$43.3	8.5%	$82.2	14.1%

Construction
Net sales	$153.9		$195.7
Gross profit	16.6	10.8%	19.1	9.8%
SG&A	21.1	13.7%	24.1	12.3%
Loss from operations	$(4.5)	(2.9)%	$(5.0)	(2.6)%

Cranes
Net sales	$386.9		$393.6
Gross profit	61.5	15.9%	60.0	15.2%
SG&A	57.9	15.0%	60.2	15.3%
Income (loss) from operations	$3.6	0.9%	$(0.2)	(0.1)%

MHPS
Net sales	$321.9		$368.2
Gross profit	72.4	22.5%	84.6	23.0%
SG&A	76.7	23.8%	90.9	24.7%
Loss from operations	$(4.3)	(1.3)%	$(6.3)	(1.7)%

MP
Net sales	$145.7		$150.0
Gross profit	32.8	22.5%	32.2	21.5%
SG&A	22.1	15.2%	21.3	14.2%
Income from operations	$10.7	7.3%	$10.9	7.3%

Corp & Eliminations
Net sales	$(20.0)		$(37.8)
Gross profit	0.2	(1.0)%	4.4	(11.6)%
SG&A	4.8	(24.0)%	11.0	(29.1)%
Loss from operations	$(4.6)	23.0%	$(6.6)	17.5%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages), and are as of or for the period ended March 31, 2015, unless otherwise indicated.

As changes in foreign currency exchange rates have a non-operating impact on the translation of our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Mar 31,	Dec 31,	%	Mar 31,	%
	2015	2014	change	2014	change
Consolidated Backlog	$2,141.0	$2,001.0	7.0%	$2,363.7	(9.4)%
AWP	$699.0	$698.4	0.1%	$522.9	33.7%
Construction	$204.0	$137.9	47.9%	$214.1	(4.7)%
Cranes	$563.4	$538.5	4.6%	$673.4	(16.3)%
MHPS	$595.8	$574.8	3.7%	$878.4	(32.2)%
MP	$78.8	$51.4	53.3%	$74.9	5.2%

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. Net Debt is calculated as Debt less Cash and cash equivalents. These measures aid in the evaluation of the Company’s financial condition.

	March 31, 2015	December 31, 2014
Long term debt, less current portion	$1,712.7	$1,636.3
Notes payable and current portion of long-term debt	160.2	152.5
Debt	$1,872.9	$1,788.8
Less: Cash and cash equivalents	(351.3)	(478.2)
Net Debt	$1,521.6	$1,310.6

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three Months
	Ended March 31,
	2015	2014
Income (loss) from operations	$44.2	$75.0
Depreciation	25.3	27.1
Amortization	7.6	11.8
Bank fee amortization not included in Income (loss) from operations	(1.3)	(2.1)
EBITDA	$75.8	$111.8

Free cash flow is defined as the sum of net cash provided by (used in) operating activities, the change in TFS assets, less capital expenditures. The Company has changed the definition to include changes in TFS assets to more closely align with how companies with captive finance companies calculate free cash flow.

	Three Months
	Ended March 31,
	2015	2014
Net cash provided by (used in) operating activities	$(110.7)	$25.2
Increase in TFS assets	41.8	19.6
Capital expenditures	(26.2)	(19.0)
Free Cash Flow	$(95.1)	$25.8

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”)(as defined below) for each of the previous four quarters by the average of the sum of Total Terex Corporation stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT for each quarter is calculated by multiplying Income (loss) from operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that returns on capital deployed in Terex Financial Services (“TFS”) does not represent its primary operations and, therefore, TFS finance receivable assets and results from operations have been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) from continuing operations before income taxes for the respective quarter. The Company calculates ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company’s primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company’s performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and those ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Mar '15	Dec '14	Sep '14	Jun '14	Mar '14
Provision for (benefit from) income taxes	$11.6	$(41.5)	$27.7	$40.0
Divided by: Income (loss) before income taxes	10.1	39.4	86.4	128.4
Effective tax rate	114.9%	(105.3)%	32.1%	31.2%

Income (loss) from operations as adjusted	$46.5	$72.3	$119.7	$162.6
Multiplied by: 1 minus Effective tax rate	(14.9)%	205.3%	67.9%	68.8%
Adjusted net operating income (loss) after tax	$(6.9)	$148.4	$81.3	$111.9

Debt (as defined above)	$1,872.9	$1,788.8	$1,851.9	$1,922.5	$2,055.9
Less: Cash and cash equivalents	(351.3)	(478.2)	(344.5)	(364.3)	(390.5)
Debt less Cash and cash equivalents	$1,521.6	$1,310.6	$1,507.4	$1,558.2	$1,665.4

Total Terex Corporation stockholders’ equity as adjusted	$1,543.3	$1,843.2	$2,010.5	$2,138.5	$2,012.0

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted	$3,064.9	$3,153.8	$3,517.9	$3,696.7	$3,677.4

March 31, 2015 ROIC	9.8%
Adjusted net operating income (loss) after tax (last 4 quarters)	$334.7
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (5 quarters)	$3,422.1

Reconciliation of income (loss) from operations:	Mar '15	Dec '14	Sep '14	Jun '14
Income (loss) from operations as reported	$44.2	$70.4	$116.8	$160.9
(Income) loss from operations for TFS	2.3	1.9	2.9	1.7
Income (loss) from operations as adjusted	$46.5	$72.3	$119.7	$162.6

Reconciliation of Terex Corporation stockholders’ equity:
Terex Corporation stockholders’ equity as reported	$1,747.8	$2,005.9	$2,217.7	$2,331.6	$2,183.2
TFS assets	(204.5)	(162.7)	(207.2)	(193.1)	(171.2)
Terex Corporation stockholders’ equity as adjusted	$1,543.3	$1,843.2	$2,010.5	$2,138.5	$2,012.0

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

	Three months ended
	March 31,
	2015		2014
First Quarter Net Sales		$1,495.6		$1,654.6
	x	4	x	4
Trailing Three Month Annualized Net Sales		$5,982.4		$6,618.4

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable and customer advances. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. For the periods below, working capital was:

	March 31, 2015	December 31, 2014	March 31, 2014
Inventories	$1,520.7	$1,460.9	$1,788.2
Trade Receivables	1,131.4	1,086.4	1,141.4
Less: Trade Accounts Payable	(738.1)	(736.1)	(753.5)
Less: Customer Advances	(224.6)	(197.4)	(347.5)
Total Working Capital	$1,689.4	$1,613.8	$1,828.6

Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com